Exhibit 21
SUBSIDIARIES OF REGISTRANT*
as of December 31, 2006

Entity Name	Jurisdiction
VNUS Medical Technologies GmbH	Germany

VNUS Medical Technologies UK Ltd.	United Kingdom

*	100% owned